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                                                                   Exhibit 99.2

                       CERTIFICATE OF OWNERSHIP AND MERGER

                            OF TEXLAND OIL, INC. INTO

                             SLOUGH ESTATES USA INC.

                                  * * * * * * *

         The undersigned, SLOUGH ESTATES USA INC., a corporation organized and existing under the laws of the State of Delaware, (the "Corporation") in accordance with Section 253 of the General Corporation Law of the State of Delaware;

                              DOES HEREBY CERTIFY:

FIRST: That it was organized pursuant to the provisions of the General Corporation Law of the State of Delaware, on the 10th day of October, 1976, and that its Delaware file identification number is 0829805.

SECOND: That it owns all of the outstanding shares of the capital stock of Texland Oil, Inc. (the "Subsidiary"), a corporation organized pursuant to the General Corporation Law of the State of Delaware on July 1, 1988, and whose Delaware file identification number is 2165586.

THIRD: That its Board of Directors, by unanimous written consent, adopted the following resolutions to merge the Subsidiary into the Corporation (the "Merger"):

              NOW, THEREFORE, BE IT RESOLVED, that, the Subsidiary shall be merged with and into the Corporation, and that upon completion of the Merger, the separate corporate existence of the Subsidiary shall cease, and the Corporation shall succeed, without other transfer, to all of the rights and properties of the Subsidiary and shall be subject to all of the debts and liabilities of the Subsidiary in the same manner as if this Corporation had itself incurred them.

              FURTHER RESOLVED, that upon completion of the Merger, each share of capital stock of the Subsidiary shall be surrendered and canceled.

              FURTHER RESOLVED, that the Corporation shall register to do business in each state in which the Subsidiary was registered to do business.

              FURTHER RESOLVED, that any officer or officers of this Corporation are hereby authorized and empowered to take all such action and to execute and deliver all such other documents as they, or any of them, may deem necessary or appropriate in their discretion to accomplish and carry out the purpose and intent of the foregoing resolutions, with the doing of such acts being conclusive evidence of the exercise of such discretion.

              FURTHER RESOLVED, that these resolutions may be signed in counterparts, each of which shall be deemed an original, and which together shall constitute one


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         and the same resolutions.

         FOURTH: That this Merger shall become effective upon the filing by and in the office of the Delaware Secretary of State of this Certificate of Ownership and Merger.

IN WITNESS WHEREOF, said Corporation has caused this Certificate to be signed by its President and attested by its Assistant Secretary.

                                           SLOUGH ESTATES USA INC.

                                           By: /s/ Marshall D. Lees
                                               --------------------------------
                                                   Marshall D. Lees, President

ATTEST:

By  /s/ Randall Rohner
    -----------------------------
        Randall Rohner, Secretary














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